STOCK PURCHASE AGREEMENT
                                  BY AND AMONG
                  KENSINGTON COTTAGES CORPORATION OF AMERICA,
                            KARRINGTON HEALTH, INC.,
                  KENSINGTON COTTAGES CORPORATION OF MINNESOTA
                                      AND
                         THE INDIVIDUAL SHAREHOLDERS OF
                  KENSINGTON COTTAGES CORPORATION OF MINNESOTA
                                 APRIL 24, 1997






STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT ("Agreement") is entered into effective as of April 24, 1997, by and among Kensington Cottages Corporation of Minnesota, a Minnesota corporation ("Kensington-Minnesota"), Jon D. Rappaport
("Rappaport"), Murray Klane ("Klane"), and Michael Demmer
("Demmer"), the individual shareholders of Kensington-Minnesota
(the "Kensington-Minnesota Shareholders"), Kensington Cottages
Corporation of America, a Minnesota corporation (Kensington
Cottages Corporation of America is a wholly-owned subsidiary of Karrington Operating Company, Inc., an Ohio corporation, and is referred to as "Karrington"), and Karrington Health, Inc., an Ohio corporation ("Parent").
RECITALS
Kensington-Minnesota owns and operates a 40-bed dementia-specific assisted living facility with 8 adult foster care licenses in Buffalo, Minnesota, known as Kensington Cottages of Buffalo I & II.
Karrington desires to purchase the Kensington-Minnesota
Shares (as defined below) from the Kensington-Minnesota
Shareholders, and they wish to sell the Kensington-Minnesota
Shares to Karrington upon the terms set forth in this Agreement
(the Transaction).
The parties desire to make certain agreements, representations and warranties in connection with the Transaction. AGREEMENT
NOW THEREFORE, in consideration of these premises and the parties' covenants, representations and warranties, the parties agree as follows.
ARTICLE 1
DEFINITIONS
1.1. Definitions.
The following capitalized terms shall have the meaning set forth:
1.1.1. Assets. All of Kensington-Minnesota's right, title, and interest in and to the assets pertaining to the operations of Kensington Cottages of Buffalo I & II.
1.1.2. Land. All of the real property owned in fee simple by Kensington-Minnesota as more particularly described in
Schedule 1.1.2.
1.1.3. Improvements. All buildings, improvements, and fixtures located on the Land.
1.1.4. Real Estate. All right, title and interest of Kensington-Minnesota in and to the streets, alleys, and rights-of-way adjacent to the Land, if any.
1.1.5. Personal Property. All of the tangible and intangible personal property located upon, relating to, or used in connection with or in the operation and maintenance of the Real
Estate, including, but not limited to, electric and gas appliances, maintenance equipment, furniture, books and records, inventory and supplies, leases, security deposits, trade names and signage, as more fully itemized on Schedule 1.1.5.
1.1.6. Property. The Real Estate and Personal Property, collectively.
1.1.7. Services. The provision or administration of assisted living services to the residents of Kensington Cottages Corporation of Minnesota.
1.1.8. Service Employees. Employees associated with the Services.
1.1.9. Employee Accruals. The amount of accrued vacation and sick pay liabilities for employees associated with the Services, as of the Closing, as set forth on Schedule 1.1.9.
1.1.10. Resident Agreements. Any residential leases or similar agreements with residents of Kensington Cottages
Corporation of Minnesota or their legal representatives or caregivers.
1.1.11. Contracts. All contracts pertaining to Services or Resident Agreements, as more fully itemized on Schedule 1.1.11.
1.1.12. Equipment Leases. All leased equipment used in connection with the Services, as more fully itemized on Schedule
1.1.12.
1.1.13. Software Licenses. All licenses from or to third parties relating to software as more fully itemized on Schedule
1.1.13.
1.1.14. Motor Vehicles. All motor vehicles associated with the Services, as more fully itemized on Schedule 1.1.14, including Motor Vehicles subject to Vehicle Leases.
1.1.15. Vehicle Leases.  Leases to which any Motor
Vehicles are subject, as fully itemized on Schedule 1.1.15.
1.1.16. Vehicle Financing. Obligations under the bank financing identified on Schedule 1.1.16 for certain of the Motor
Vehicles.
Certain other terms used in this Agreement (which may or may not be capitalized) are defined in Annex A.
1.2. Meaning of Certain Words and Phrases.
The word "including" shall mean "including without limitation." Except where expressly provided to the contrary, "discretion" means "sole and absolute discretion." References to any agreements or other documents include groups of related agreements or other documents.
1.3. Acquisition Agreements:
"Acquisition Agreements" refers collectively to the following:
a. this Agreement;
b. the Asset Purchase Agreement by and among Karrington, Parent, Bismarck Investors, Kensington Living
Centers, Inc., and Jon D. Rappaport;
c. the Asset Purchase Agreement by and among Karrington, Parent, Kensington Cottages Corporation of
North Dakota, and the individual shareholders of Kensington Cottages Corporation of North Dakota;
d. the Asset Purchase Agreement by and among Karrington, Parent, Kensington Cottages Corporation of
Iowa, and the individual shareholders of Kensington
Cottages Corporation of Iowa;
e. the Asset Purchase Agreement by and among Karrington, Parent, Kensington Cottages Corporation of
Rochester, and Jon D. Rappaport (the sole shareholder of
Kensington Cottages Corporation of Rochester);
f. the Asset Purchase Agreement by and among Karrington, Parent, Centex-Kensington (Mankato I)
Partnership, Kensington Cottages Corporation of Mankato,
Centex Senior Services Corporation, Centex Life Solutions,
Inc., and Jon D. Rappaport;
g. the Asset Purchase Agreement by and among Karrington, Parent, Buffalo Hills Residence and Jon D.
Rappaport; and,
h. the Agreement and Plan of Merger by and among Karrington, Parent, Kensington Mergeco, Inc., Kensington
Management Group, Inc. ("KMGI"), and Jon D. Rappaport.
ARTICLE 2
PURCHASE OF STOCK
2.1. Purchase Price.
The total monetary consideration for the Transaction (the
"Purchase Price") shall be Three Million Dollars ($3,000,000.00) minus the principal amount of Mortgage Debt as of the Closing Date, plus the increase, if any, in "Current Asset Spread" from December 31, 1996 to the Closing Date. For purposes of this Section, "Current Asset Spread" shall mean the amount by which on any specified date the current assets of Kensington-Minnesota exceed its current liabilities. A Closing Statement setting forth the principal amount of Mortgage Debt will be agreed upon by Kensington-Minnesota and Karrington not less than five days prior to closing. A Closing Statement setting forth the current assets and current liabilities of Kensington-Minnesota at the Closing Date will be agreed upon by Kensington-Minnesota and Karrington as soon as possible after the Closing Date. The Purchase Price shall be payable at Closing by wire transfer or in other immediately available funds (except for the portion attributable to the increase in Current Asset Spread, which shall be paid upon final determination).
2.2. Surrender of Certificates.
At Closing, each Kensington-Minnesota Shareholder shall surrender all stock certificates representing his Kensington-
Minnesota Shares (or affidavits for lost shares) to Parent or any agent it designates.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF KARRINGTON AND PARENT
Karrington and Parent each separately represents and warrants to the Kensington-Minnesota Shareholders as follows:
3.1. Date of Representations and Warranties.
The representations and warranties in this Article 3 are true and correct as of the effective date of this Agreement.
3.2. Organization, Qualification.
Each of Karrington and Parent is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification to do business is required, and has full corporate power and corporate authority and all licenses, permits, and authorizations necessary to carry on its business and to own and use its property.
3.3. Authorization of Transaction.
Each of Karrington and Parent has full power and authority to execute, deliver, and perform this Agreement. This Agreement constitutes Karrington's and Parent's valid and legally binding obligation, enforceable in accordance with its terms and conditions (Subject to Equitable Principles).
3.4. Effect on Other Agreements.
Karrington's and Parent's execution and delivery of this Agreement and its consummation of the Transaction will not violate, breach, conflict with or constitute a default under any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Karrington or Parent is subject or any provision of its Governing Documents or any indenture, contract or agreement to which Karrington or Parent is subject.
3.5. No Notice or Consent.
Neither Karrington nor Parent is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Transaction.
3.6. Finder's Fees.
To Karrington's Knowledge, no person or entity is entitled to any brokerage commission, finder's fee, or similar compensation in connection with the execution, delivery, or performance of this Agreement.
3.7. Proceedings.
There is no action, suit, proceeding or investigation pending or, to the Knowledge of Karrington or Parent, threatened against Karrington or Parent which, if decided adversely to Karrington or Parent, may prevent or in any material way impair the consummation of the Transaction or have a material adverse effect on Karrington's business operations or financial condition, taken as a whole.
3.8. Financing.
Parent either has the funds available or has arranged financing for consummation of the Transaction.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES
BY THE KENSINGTON-MINNESOTA SHAREHOLDERS
Each of the Kensington-Minnesota Shareholders separately represents and warrants to Karrington and Parent as follows:
4.1. Date of Representations and Warranties.
The representations and warranties in this Article 4 are true and correct as of the effective date of this Agreement.
4.2. Organization, Qualification.
Kensington-Minnesota is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation. It is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where qualification to do business is required. It has full corporate power and corporate authority to carry on its business and to own and use its property. It has not filed for relief as a debtor under any state receivership laws or federal bankruptcy laws.
4.3. Governing Documents.
Kensington-Minnesota has delivered or made reasonably available to Karrington true, correct, and complete copies of its Governing Documents. It is not in default under or in violation of any provision of its Governing Documents.
4.4. Authorization of Transaction.
Kensington-Minnesota has full power and authority to execute, deliver, and perform this Agreement. This Agreement constitutes Kensington-Minnesota's valid and legally binding obligation, enforceable in accordance with its terms and conditions (Subject to Equitable Principles).
4.5. Effect on Other Governing Documents.
Kensington-Minnesota's execution and delivery of this Agreement and its consummation of the Transaction will not violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Kensington-
Minnesota is subject or any provision of its Governing Documents.
4.6. Finder's Fees.
To the Knowledge of such shareholder, no person or entity is entitled to any brokerage commission, finder's fee, or similar compensation in connection with the execution, delivery, or performance of this Agreement.
4.7. Stock Ownership; No Agreement.
4.7.1. Kensington-Minnesota's entire authorized capital stock consists of 1,000,000 shares of common stock without par value, of which 5,874 shares are issued and outstanding, all of which are owned of record by the Kensington-Minnesota
Shareholders (collectively , the "Kensington-Minnesota Shares").
The Kensington-Minnesota Shares constitute all issued and outstanding shares of capital stock or other equity securities of Kensington-Minnesota. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Kensington-Minnesota to issue, sell, or otherwise cause to become outstanding any of its capital stock. The
Minnesota Business Corporation Act does not have the concept of treasury shares. The Kensington-Minnesota Shares have been duly authorized for issuance by all necessary corporate action of Kensington-Minnesota and are validly issued, fully paid and nonassessable. Rappaport separately represents on his own behalf that he owns beneficially and of record 4,406 shares of Kensington-Minnesota. Klane separately represents on his own behalf that he owns beneficially and of record 880.5 shares of Kensington-
Minnesota. Demmer separately represents on his own behalf that he owns beneficially and of record 587.5 shares of Kensington-
Minnesota. Each Kensington-Minnesota Shareholder separately represents on his own behalf that the Kensington-Minnesota Shares owned beneficially and of record by him are free and clear of any restrictions on transfer (other than any restrictions applicable under the Securities Act and state securities laws, restrictions under that certain Shareholder Control Agreement, dated May 26, 1994, by and among Kensington-Minnesota and the Kensington-Minnesota
Shareholders (the "Shareholder Control Agreement") and restrictions under that certain Stock Transfer Restriction
Agreement, dated May 26, 1994, by and among Kensington-
Minnesota and the Kensington-Minnesota Shareholders (the "Stock
Transfer Agreement")), Taxes, Security Interests, preemptive or similar rights, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Each Kensington-
Minnesota Shareholder separately represents on his own behalf that he is not a party to any option, warrant, purchase right, or other contract or commitment that could require him to sell, transfer, or otherwise dispose of any capital stock of Kensington-Minnesota, including the Kensington-Minnesota Shares, other than this Agreement and the Stock Transfer Agreement. Each Kensington-
Minnesota Shareholder separately represents on his own behalf that he has full power and authority to transfer his Kensington-
Minnesota Shares to Karrington under this Agreement free of any adverse claims or other restrictions and, upon consummation of the Closing hereunder, Karrington shall own his Kensington-Minnesota
Shares free and clear of all adverse claims and restrictions on transferability (other than any restrictions applicable under the Securities Act and state securities laws). Each Kensington-
Minnesota Shareholder separately represents on his own behalf that he is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Kensington-Minnesota other than the Shareholder Control
Agreement.
4.7.2. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Kensington-Minnesota capital stock.
4.8. Subsidiaries.
Kensington-Minnesota has no Subsidiaries. Kensington-
Minnesota owns no equity securities of any other person or entity.
ARTICLE 5
REPRESENTATIONS AND WARRANTIES
OF JON D. RAPPAPORT
Jon D. Rappaport represents and warrants to Karrington and Parent as follows:
5.1. Date of Representations and Warranties.
The representations and warranties in this Article 5 are true and correct as of the effective date of this Agreement.
5.2. Financial Statements.
Attached as Schedule 5.2 are the following financial statements of Kensington-Minnesota (the "Kensington-Minnesota
Financial Statements"): (a) unaudited balance sheets and statements of income for the fiscal years ended on December 31st of each of the years 1994, 1995, and 1996 and (b) unaudited balance sheets and statements of income for the one month ended January 31, 1997 (the "Most Recent Financial Statements" - December 31,
1996 is the "Most Recent Fiscal Year End" and January 31, 1997 is the "Most Recent Fiscal Month End'), all of which are consistent with Kensington-Minnesota's books and records, and fairly present Kensington-Minnesota's results of operations for the periods indicated. "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.
5.3. Events Subsequent to Most Recent Fiscal Year End.
Since the Most Recent Fiscal Year End, there have been no changes in Kensington-Minnesota's Business, financial condition, operations, or results of operations which have a material adverse effect thereon, either separately or in the aggregate (a "Material
Adverse Effect"). Without limiting the generality of the preceding sentence, since that date, Kensington-Minnesota has not:
5.3.1. imposed any Security Interest of any kind upon any of the Assets;
5.3.2. granted any license or sublicense pertaining to the Software Licenses or any rights under or with respect to any Intellectual Property pertaining to the Services;
5.3.3. experienced any damage, destruction, or loss
(whether or not covered by insurance) to the Assets which would have a Material Adverse Effect;
5.3.4. sold, leased, transferred, or assigned any of the Assets other than in the Ordinary Course of Business;
5.3.5. entered into any written or oral employment contract or collective bargaining agreement concerning the Service Employees, modified the terms of any such existing contract or agreement, or made any other change in employment terms pertaining to the Services, except for changes in compensation or terms of employment in the Ordinary Course of Business and not in contemplation of this Agreement;
5.3.6. entered into, accelerated, terminated, modified, canceled, or made any other type of material change to any agreement, contract, mortgage, lease, or license pertaining to the Assets or the Services to which Kensington-Minnesota is a party or by which it is bound which pertains in any way to the Assets or the Services; or
5.3.7. committed to any of the foregoing.
5.4. Undisclosed Liabilities.
5.4.1. Kensington-Minnesota has no Liability and, to the Knowledge of Rappaport, there is no Basis for any Liability which would have a Material Adverse Effect except for (a) Liabilities set forth on the Most Recent Balance Sheet or which would not be required to be set forth on a balance sheet prepared in accordance with GAAP, and (b) Liabilities which have arisen after the Most
Recent Fiscal Month End in the Ordinary Course of Business, none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or similar cause.
5.4.2. Kensington-Minnesota is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.
5.5. Insurance.
5.5.1. Kensington-Minnesota, through KMGI, maintains insurance policies (copies of which have been delivered to or made reasonably available to Karrington) reasonable in scope and amount in connection with the Assets and Services, and has done so for the past four years, provided, however, that no representation or warranty is made as to the reasonableness of such insurance after the Closing and it will be Karrington's exclusive responsibility to determine the insurance policies to be put in place after the Closing.
5.5.2. Schedule 5.5 sets forth a true and accurate list of all insurance policies carried on the Assets. The casualty insurance covering the Property insures the full replacement value thereof.
5.5.3. Kensington-Minnesota has complied with all notices or requests it has received from any insurance company issuing any of the insurance policies required to be set forth on
Schedule 5.5.
5.6. Effect on Other Agreements.
Except as disclosed in Schedule 5.6, Kensington-
Minnesota's execution and delivery of this Agreement and its consummation of the Transaction will not breach, conflict with, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, mortgage, lease, license, instrument, or other arrangement to which Kensington-
Minnesota is a party or by which it is bound or to which any of its assets is subject, or result in the imposition of any Security Interest upon any of its assets.
5.7. No Notice or Consent.
Except as disclosed in Schedule 5.7, Kensington-Minnesota is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the Transaction.
5.8. Tangible Assets.
Each tangible asset included in the Assets is in good operating condition and repair (normal wear and tear excepted), and is suitable for the purposes for which it presently is used and proposed to be used.
5.9. Property Matters.
5.9.1. Except as disclosed on Schedule 5.9, no notices have been received by Kensington-Minnesota from the holder of any of the existing mortgages on the Property or from insurers or governmental authorities requiring any work to be performed with respect to the Property which has not already been performed.
5.9.2. Except as disclosed on Schedule 5.9, the Property and the present use of the Property does not violate any provisions of any applicable zoning ordinances, building codes, fire regulations, or other governmental ordinances, orders, or regulations.
5.9.3. Except as disclosed on Schedule 5.9, there are no hidden structural or mechanical defects in the buildings or improvements located on the Real Estate or any roof or wall leaks, or backed up sewer problems. All improvements on the Real Estate were constructed in accordance with applicable law and substantially in conformity with all plans and specifications pertaining thereto, copies of which have been delivered to or made reasonably available to Karrington.
5.9.4. Except as disclosed on Schedule 5.9, there are no leases affecting the Real Estate except for the Resident
Agreements.
5.9.5. To the Knowledge of Rappaport there is no threatened taking by any governmental authority which would affect, involve or be adverse to the Property.
5.9.6. To the Knowledge of Rappaport, except as disclosed in the Environmental Audit, there are no wells, underground or above-ground storage tanks, or individual sewage treatment systems on the Property.
5.10. Legal Compliance.
5.10.1. Other than with respect to Security Interests related to any mortgage indebtedness secured by the Property (the "Mortgage Debt"), the Equipment Leases, Vehicle Leases, and the
Vehicle Financing, and as otherwise required to be disclosed in this Agreement, Kensington-Minnesota has not taken or failed to take any action with respect to any legal matter which has resulted in, or may result in (a) the imposition of any Security Interest on the Assets, or (b) any Liability with respect to the Assets or Services to which Karrington may be subject after Closing.
5.10.2. Kensington-Minnesota has complied with all laws (including any related rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings and charges) of federal, state, local and foreign governments (including any governmental agencies) the failure to comply with which would have a Material Adverse Effect, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced against Kensington-Minnesota alleging any failure to comply.
5.10.3. Kensington-Minnesota has all necessary or appropriate governmental licenses, certificates, permits and authorizations to own or lease the Assets and to perform the Services (the "Kensington-Minnesota Permits") with respect to which the failure to have would have a Material Adverse Effect.
To the Knowledge of Rappaport, no violations have occurred with respect to the Kensington-Minnesota Permits, and no proceeding is pending or threatened which might have the effect of revoking or rescinding, or otherwise having a materially adverse effect upon, any Kensington-Minnesota Permit. Kensington-Minnesota has filed all reports, cost reports, registrations and statements, together with any required amendments, that are or were required to be filed with any governmental authorities (or with any fiscal intermediaries) pursuant to the Kensington-Minnesota Permits or otherwise. As of their respective dates, all such reports, cost reports, registrations and statements complied in all material respects with the terms of the then-existing contracts between any governmental authorities or fiscal intermediaries and Kensington-Minnesota, and with all statutes, rules and regulations enforced or promulgated by the regulatory authority (or by any fiscal intermediary) with which they were filed, and were true, correct and complete as filed in all material respects.
5.10.4. Kensington-Minnesota is not a party to any supervisory agreement, memorandum of understanding, consent order, cease and desist order, or condition of any regulatory order or decree with or by any governmental regulatory authority or agency.
5.10.5. Kensington-Minnesota does not qualify for cost reporting or cost reimbursement under any health care or similar program administered by any governmental authority or agency.
5.11. Litigation.
5.11.1. Except as disclosed on Schedule 5.11,
Kensington-Minnesota is not a party and, to the Knowledge of Rappaport, has not been threatened to be made a party, to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.
5.11.2. Kensington-Minnesota is not subject, and, to the Knowledge of Rappaport, has not been threatened to be made subject, to any injunction, judgment, order, decree, ruling, or charge.
5.12. Tax Matters.
5.12.1. Kensington-Minnesota has delivered to
Karrington true and complete copies of (a) the most recent real estate tax and assessment bills for the Property, (b) all Tax Returns that have been or are currently subject to audit, and (c) all examination reports and statements of deficiencies assessed against or agreed to by Kensington-Minnesota.
5.12.2. Kensington-Minnesota has not taken or failed to take any action with respect to any tax matter which has resulted in, or, to the Knowledge of Rappaport, may result in (a) the imposition of any Security Interest on the Assets, or (b) any Liability with respect to which Kensington-Minnesota may be subject after Closing.
5.12.3. Kensington-Minnesota has filed all required Tax
Returns, all of which were correct and complete in all material respects when filed, and has fully paid all Taxes to which it is or has been subject, whether or not shown on any Tax Return. Except as set forth on Schedule 5.12, no filing date has been extended for any Tax Return Kensington-Minnesota is or has been required to file which has not yet been filed. To the Knowledge of Rappaport, no taxing authority in a jurisdiction where Kensington-Minnesota does not file Tax Returns has ever asserted that Kensington-Minnesota is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the Assets that arose in connection with any actual or alleged failure to pay any Tax.
5.12.4. Kensington-Minnesota has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.
5.12.5. To the Knowledge of Rappaport, no taxing authority plans to assess any additional Taxes for any period for which Tax Returns have been filed. To the Knowledge of Rappaport, there is no dispute or claim concerning any Tax
Liability claimed or raised by any taxing authority.
5.12.6. Kensington-Minnesota has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
5.13. Intellectual Property.
Kensington-Minnesota does not own, license, or otherwise possess any rights in any Intellectual Property which pertain in any way to the Assets or Services, and is not subject to any such rights held by third parties, other than rights made available to it by its affiliate, KMGI.
5.14. Other Agreements.
5.14.1. Schedule 1.1.11 lists and briefly describes all material written or oral agreements to which Kensington-Minnesota is a party, including all maintenance contracts, concession agreements, or other contracts affecting the Property (other than the Equipment Leases, Software Licenses, and Vehicle Leases).
5.14.2. Each of the Contracts, Equipment Leases,
Software Licenses, and Vehicle Leases, is legal, valid, and binding (Subject to Equitable Principles), and in full force and effect and subject to obtaining any consents or the giving of notices as disclosed in Schedule 5.6 or 5.7, will continue to be legal, valid, and binding, and in full force and effect on identical terms immediately following the consummation of the Transaction (Subject to Equitable Principles). Kensington-Minnesota is not in default in the performance of any such agreements and, to the Knowledge of Rappaport no parties thereto have any defenses, set-offs or rebates relating in default to any such agreements. Except as disclosed in
Schedule 5.14: to the Knowledge of Rappaport, no other party is in breach or default of any such agreement; to the Knowledge of Rappaport no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification or acceleration, under the agreement, and no party has repudiated any provision of the agreement.
5.14.3. Kensington-Minnesota has delivered or made reasonably available to Karrington a correct and complete copy of each written agreement or a written summary describing the terms and conditions of each oral agreement referred to in this Section
5.14.
5.14.4. All Resident Agreements have fixed rental periods of no longer than twelve months.
5.15. Performance of Services.
Schedule 5.15 describes and sets forth copies of all documents containing the standard terms and conditions for the Services (including any applicable warranty and indemnity provisions). Each Service performed or otherwise delivered by Kensington-Minnesota has been in conformity in all material respects with all applicable contractual commitments and all express and implied warranties.
5.16. Employees.
5.16.1. To the Knowledge of Rappaport as of the date hereof, no Service Employee employed in a management capacity has any plans to terminate employment with Kensington-Minnesota prior to Closing.
5.16.2. Except as provided in Subparagraph 1.1.9, as of Closing, Kensington-Minnesota shall have discharged all obligations to the Service Employees with respect to compensation or benefits of any kind under any type of Employee Benefit Plan, and after Closing Karrington shall have no obligation to any Service
Employee for any such item attributable to the action or inaction of Kensington-Minnesota.
5.16.3. Kensington-Minnesota is not and never has been a party to or bound by any collective bargaining agreement. To the Knowledge of Rappaport, there has never been and there is not now any effort by any labor union to organize any employees of Kensington-Minnesota into one or more collective bargaining units. Kensington-Minnesota has not experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Kensington-Minnesota has not committed any unfair labor practice or other violation of labor or employment law relating to the Service Employees.
5.17. Employee Benefits.
5.17.1. Kensington-Minnesota does not now maintain and is not now required to contribute to, and has never maintained or been required to contribute to, any Employee Pension Benefit
Plan.
5.17.2. Schedule 5.17.2 lists and briefly describes each Employee Benefit Plan the Kensington-Minnesota maintains or to which Kensington-Minnesota contributes.
5.17.3. All premiums or other payments for all periods ending on or before the Closing Date have been paid or will be paid when they become due with respect to each Employee Welfare
Benefit Plan.
5.17.4. Each item required to be listed on Schedule
5.17.2 and each related trust, insurance contract, or fund complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable laws.
5.17.5. All required reports and descriptions (including form 5500 annual Reports, Summary Annual Reports and Summary
Plan Descriptions) have been properly filed or distributed, and the requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Sec. 4980B have been met with respect to each Employee
Welfare Benefit Plan. Kensington-Minnesota has delivered or made reasonably available to Karrington copies of all such reports and descriptions.
5.17.6. Kensington-Minnesota has delivered or made reasonably available to Karrington correct and complete copies of the plan documents and summary plan descriptions, and all related trust agreements, insurance contracts and other funding agreements which implement each Employee Benefit Plan.
5.17.7. All contributions, including all employer contributions and employee salary reduction contributions, which are due have been paid to each Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each Employee Benefit
Plan or properly accrued. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.
5.17.8. There have been no Prohibited Transactions with respect to any Employee Benefit Plan which Kensington-
Minnesota maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute; no Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee
Benefit Plan; no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Knowledge of any of Kensington-
Minnesota and its directors, officers, or employees responsible for employee benefits matters, threatened; neither Kensington-
Minnesota nor any of its directors, officers or employees responsible for employee benefit matters has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.
5.17.9. Kensington-Minnesota does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.
5.17.10. Kensington-Minnesota does not maintain or contribute, never has contributed to, and never has been required to contribute to any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, its spouses or its dependents (other than in accordance with Code Section 4980B).
5.18. Powers of Attorney.
There are no outstanding powers of attorney executed on behalf of Kensington-Minnesota.
5.19. Environment, Health and Safety.
5.19.1. To the Knowledge of Rappaport, Kensington-
Minnesota has no Liability for any illness of or personal injury to any employee or other individual, for damage to any site, location, or body of water (surface or subsurface), for any damages or claims under any past, present, or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice, or for any other reason under any Environmental, Health and Safety Law in any way pertaining to or affecting the Assets or Services.
5.19.2. Kensington-Minnesota and its predecessors (i) have complied with all Environmental, Health and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply, and (ii) have obtained and been in compliance in all material respects with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and have complied in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health and Safety Laws.
5.19.3. Kensington-Minnesota has not disposed of or arranged for the disposal of any Hazardous Substance on the Property and Rappaport has no Knowledge of the disposal of any Hazardous Substance on the Property by any other person or entity.
5.19.4. There have not been, and there currently are no pending or, to the Knowledge of Rappaport, threatened claims against Kensington-Minnesota alleging the violation of any Environmental, Health and Safety Laws.
5.19.5. Except as disclosed in the Environmental Audit, to the Knowledge of Rappaport the Property is free of asbestos, PCB's, methylene chloride, trichloroethylene, dioxins, dibenzofurans and Extremely Hazardous Substances.
5.20. Data Processing Matters.
5.20.1. With respect to the computer equipment, associated peripheral devices, related operating and application systems, and other software used in connection with the Services and Assets which Kensington-Minnesota owns, leases, or licenses
(the "Data Processing Systems"):
a. Kensington-Minnesota, through KMGI, has taken appropriate action, by instruction, agreement, or otherwise, with its employees or other persons permitted access to system application programs and data files, to protect against unauthorized access, use, copying, modification, theft and destruction of any such programs and files; and Kensington-Minnesota has not sustained, and Rappaport is not aware of any information or circumstances indicating that Kensington-Minnesota may sustain, disruption of business or loss by reason of unauthorized access, use, copying, modification, theft, or destruction of any such programs and files by its employees or any such other persons; and
b. Kensington-Minnesota, through KMGI, has arranged for back-up data processing services adequate to meet data processing needs in the event that the Data Processing
Systems are rendered temporarily or permanently inoperative as a result of a natural disaster or other cause.
5.20.2. Kensington-Minnesota's data processing and data storage facilities are adequate for the Services, are properly protected, and possess proper temperature and humidity control devices and fire protection equipment.
5.21. Books and Records.
5.21.1. Kensington-Minnesota's books of account pertaining to the Services reflect all material items of income and expense and all material assets, liabilities and accruals, and are prepared and maintained in form and substance adequate for preparing financial statements and related information in accordance with any accounting principles required by any governmental agency with regulatory authority over Kensington-
Minnesota's financial statements and otherwise in accordance with the standards required by this Agreement.
5.21.2. Kensington-Minnesota has devised and maintained a system of internal accounting controls with respect to the Services sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management directives, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with Subsection
5.21.1, (c) the recorded amounts are compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences, and (d) access to information pertaining to the preceding items (a) - (c) is permitted only in accordance with management directives.
5.22. Residents' Assets.
Except for security deposits held in connection with the Resident Agreements, Kensington-Minnesota does not hold, and the Assets do not include, funds of any residents of Kensington
Cottages of Buffalo I & II in excess of two hundred dollars
($200.00) per resident.
ARTICLE 6
NATURE OF DISCLOSURES
6.1. Disclosure by Kensington-Minnesota and Jon D.
Rappaport.
Jon D. Rappaport represents and warrants to Karrington and Parent as follows:
6.1.1. All items concerning Kensington-Minnesota which are required to be disclosed or identified on the Schedules to this Agreement have been disclosed and identified accurately, completely, and with reasonable particularity.
6.1.2. No representation or warranty made by or about
Kensington-Minnesota in this Agreement, and no schedule, list, certificate, document, or other instrument or exhibit concerning Kensington-Minnesota which is required under this Agreement contains any untrue statement of a material fact or omits any material fact necessary to make the statements made not misleading.
6.1.3. To the Knowledge of Rappaport, there is no fact which materially and adversely affects Kensington-Minnesota which has not been set forth in this Agreement, the Schedules, or any other materials Kensington-Minnesota is required to furnish under this Agreement.
6.1.4. Karrington and Parent each agree that it is not relying upon any representations and warranties of any or all of the Kensington-Minnesota Shareholders that are not set forth in this Agreement or required to be set forth in a schedule, list, certificate, document or other instrument or exhibit required under this Agreement and that there shall not be deemed to be any other express or implied representations or warranties made by or on behalf of any or all of the Kensington-Minnesota Shareholders in connection with the Transaction.
6.2. Copies and Lists.
Unless a representation and warranty made about
Kensington-Minnesota in this Agreement is solely with respect to the existence or non-existence of a document or other item, the mere listing or inclusion of a copy of the document or other item shall not be adequate to disclose (a) a permitted exception to a representation or warranty if an additional description of facts and circumstances is reasonably necessary to enable Karrington to understand the exception or (b) an exception to a representation or warranty which is not permitted.
6.3. Due Diligence.
The obligations of the Kensington-Minnesota Shareholders to make representations and warranties in accordance with the standards set forth in this Agreement shall not be affected or deemed waived on the grounds that Karrington, based upon its investigation and review or otherwise, should have known that any such representation or warranty is or might be inaccurate or incomplete.
ARTICLE 7
TITLE TO REAL ESTATE; ENVIRONMENTAL AUDIT
7.1. Title Commitment and Policy.
7.1.1. Kensington-Minnesota, has furnished and delivered to Karrington in form acceptable to Karrington, a current Owner's Title Insurance Commitment (form ALTA 1966), together with copies of all documents referred to therein (the "Title
Commitment").
7.1.2. Kensington-Minnesota shall furnish and deliver to
Karrington:
a. An update of the Title Commitment certified to within ten (10) days prior to the Closing Date (the "Updated Title
Commitment"); and
b. At Closing, an Owner's Title Insurance Policy (form
ALTA 1992) in the amount of the full purchase price of the Real Estate and effective as of the date and time of the recording of the Deeds (the "Title Policy").
7.2. Title.
The Updated Title Commitment shall show in Kensington-
Minnesota good and marketable title in fee simple to the Real
Estate, free and clear of all liens and encumbrances except those listed in Section 7.3 (the "Permitted Encumbrances"), and the Title
Policy shall insure the same in Karrington.
7.3. Permitted Encumbrances.
Permitted Encumbrances are as follows:
7.3.1. Those created or assumed by Karrington, or which are otherwise acceptable to Karrington in its discretion;
7.3.2. General real estate taxes and special assessments which are a lien but not payable or delinquent as of Closing; and
7.3.3. Liens and encumbrances listed in Schedule 7.3.
7.4. Exceptions and Endorsements.
7.4.1. The Title Policy shall not contain a survey exception or an exception for unfiled mechanics liens or an exception for rights of parties in possession other than rights of residents under the Resident Agreements.
7.4.2. The Title Policy shall contain a zoning endorsement, general comprehensive endorsement, access endorsement, survey endorsement, environmental lien endorsement, and such other endorsements which Karrington determines are necessary, in Karrington's reasonable discretion, each of which shall be satisfactory to Karrington in its discretion.
7.5. Survey and Legal Descriptions.
Kensington-Minnesota, has furnished to Karrington (a) plats of survey for the Real Estate prepared in accordance with the Minimum Standard Detail Requirements for Urban Class Land Title
Surveys (jointly established by ALTA/ACSM, as revised in 1992 including the following items of Table A thereof: 1, 2, 3, 6, 7, 8, 9, 10, 11, 13, 14, 15 and 16), and acknowledging receipt of the Title Commitment and that the location of each exception set forth in the Title Commitment, to the extent it can be located, has been shown thereon (with recording references and reference to the exception number of the Title Commitment), which on or prior to the Closing shall be certified to Karrington, the title insurer and any lender of Karrington's if requested (dated subsequent to the date of this Agreement) and (b) legal descriptions for the Real Estate prepared by a surveyor registered in the State of Minnesota who is acceptable to Karrington (the "Surveys").
7.6. Occupancy Permits.
Kensington-Minnesota has provided Karrington with true and complete copies of the occupancy permits for the Real Estate.
7.7. Environmental Audit
Karrington has received from Kensington-Minnesota a Phase I Environmental Audit of the Real Property, in form and content satisfactory to Karrington and performed by an environmental engineer satisfactory to Karrington (the
"Environmental Audit").
ARTICLE 8
PRE-CLOSING COVENANTS
The parties agree as follows with respect to the period of time between the date of this Agreement and the Closing:
8.1. In General.
8.1.1. The Kensington-Minnesota Shareholders shall cause Kensington-Minnesota to use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate the Transaction, including but not limited to those actions specifically set forth in this Article.
8.1.2. Karrington will use its best efforts to take all action and to do all things necessary, proper or advisable in order to consummate the Transaction.
8.2. [Reserved]

8.3. Pre-Closing Audit.
Kensington-Minnesota shall fully cooperate with Ernst &
Young in connection with the completion of their audit, prior to Closing, of Kensington-Minnesota's financial statements for the fiscal years ending December 31, 1994, 1995, and 1996 (the
"Audit"). Karrington shall use its best efforts to cause the Audit to be completed by Ernst & Young on or before April 30, 1997.
8.4. Insurance.
Kensington-Minnesota shall maintain the insurance required
to be set forth on Schedule 5.5 in full force and effect through
Closing.
8.5. First Union Financing.
      The parties shall fully cooperate and use commercially
reasonably efforts to obtain the consent of First Union National
Bank of North Carolina, the first mortgage lender with respect to the Property ("First Union"), with respect to the Transaction.
8.6. Operation of Business.
Kensington-Minnesota will not engage in any practice, take
any action or enter into any transaction which is outside the
Ordinary Course of Business, including any practice, action, or transaction of a type described in Section 5.3.
8.7. Preservation of Assets.
Kensington-Minnesota will use commercially reasonable
efforts to keep the Assets and Services substantially intact, including all present operations, physical facilities, working conditions and relationships with lessors, licensors, suppliers, lessees, residents, customers, and employees. Kensington-
Minnesota shall maintain the Assets in their present condition and repair (ordinary wear and tear excepted), shall not enter into any material contract which extends beyond the Closing Date without the consent of Karrington, and shall continue the existing operation of the Property including continuing its present advertising commitments and its usual program of advertising. Kensington-
Minnesota shall not remove from the Property any items of
Personal Property between the date hereof and the Closing, except as may be required for repair or replacement; and any replacements shall be of equal or better quality and quantity. Nothing herein shall require Kensington-Minnesota to repair or replace Property substantially damaged or destroyed by fire or other casualty prior to
Closing.
8.8. Access to Properties.
Kensington-Minnesota will permit representatives of
Karrington full access during normal business hours to all of its premises, properties, personnel, books, records, contracts, documents and other materials as reasonably required by
Karrington.
8.9. Notice of Developments.
Karrington and Rappaport each will give prompt written
notice to one another of any development of which it has
Knowledge which reasonably appears to cause any representations and warranties by any party in this Agreement not to be true and correct in all material respects as of Closing (except as provided with respect to the dates of financial statements under Section 5.2 and except for the date limitation concerning certain employee matters set forth in Subsection 5.16.1). Such written notice shall describe the matter with reasonable particularity and shall set forth the manner in which it would cause any such representation and warranty (identified by specific reference to the applicable provision of this Agreement) not to be true as of Closing. No notice under this Section 8.9 shall be deemed to amend or supplement any representation or warranty or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by the party giving notice; provided that in the event a party would have the right not to proceed to Closing by reason of such breach, if the nondefaulting party elects to close notwithstanding such breach, such breach shall be deemed waived for all purposes of this
Agreement unless the parties otherwise agree in writing.
8.10. Updated Schedules.
Kensington-Minnesota will update the Schedules to this
Agreement at and as of (a) five business days prior to the Closing
Date or (b) any other time specifically required by this Agreement, and shall provide the updated Schedules to Karrington for its review at the applicable time.  No updated Schedule shall be deemed to amend or supplement any representation or warranty or any Schedule or to prevent or cure any misrepresentation, breach of warranty or breach of covenant related to any Schedule; provided that in the event a party would have the right not to proceed to
Closing by reason of such breach, if the nondefaulting party elects to close notwithstanding such breach, such breach shall be deemed waived for all purposes of this Agreement unless the parties otherwise agree in writing.
8.11. Exclusivity.
So long as this Agreement has not been terminated,
Kensington-Minnesota will not (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any substantial portion of its assets (including any acquisition structured as a merger, consolidation or share exchange)
or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or otherwise facilitate any of the foregoing except as required by this Agreement. Kensington-Minnesota will notify Karrington immediately if any of the foregoing occur.
8.12. Confidentiality.
8.12.1. Each party will hold all Confidential Information
concerning every other party in strictest confidence, refrain from using it except in connection with this Agreement, and, promptly upon the direction of the other party, deliver to the other party or destroy all originals or copies of the Confidential Information in its possession. Each party shall immediately notify the other if it is requested or required to disclose any Confidential Information in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process. If a protective order cannot be obtained and the party is, on the written advice of counsel, compelled to disclose the Confidential Information or else be held in contempt, the party may disclose the Confidential Information to the tribunal; provided, however, that it shall use its best efforts to obtain an appropriate order or other assurance that confidential treatment will be accorded to the Confidential Information disclosed.
8.12.2. Notwithstanding the definition of Confidential
Information set forth on Annex A, for purposes of this Section 8.12 any material identified as Confidential Information shall not be regarded as Confidential Information if it is information already available to the public or already known from a lawful source to the party receiving such Confidential Information.
8.12.3. The provisions of this Section 8.12 shall not
supersede any confidentiality provisions contained in the letter of intent between KMGI and Karrington Operating Company, Inc.
dated November 12, 1996, which confidentiality provisions shall remain in full force and effect; provided that, the provisions of this Agreement shall control in the event of any conflict.
ARTICLE 9
DAMAGE, EMINENT DOMAIN
9.1. Damage or Other Destruction of Property.
Risk of loss to the Property from fire or other casualty shall be borne by Kensington-Minnesota until Closing. If the Property is substantially damaged or destroyed by fire or other casualty prior to the Closing of the transaction, Kensington-Minnesota shall not be obligated to repair or replace the damaged or destroyed Property, but in that event Karrington may (a) elect to proceed with the Transaction, in which event Karrington shall, as its exclusive recourse under this Agreement for such damage or destruction, be entitled to all insurance money payable to Kensington-Minnesota under any and all policies of insurance covering the Property so damaged or destroyed, or (b) elect to terminate this Agreement.
9.2. Eminent Domain.
If prior to the Closing all or any material part of the
Property shall be taken by any governmental authority under its power of eminent domain, Karrington may (a) elect to proceed with the Transaction, in which event Karrington shall, as its exclusive recourse under this Agreement for such taking, be entitled to all payments payable to Kensington-Minnesota on account of such taking, or (b) elect to terminate this Agreement.
ARTICLE 10
TERMINATION
10.1. Termination of Agreement.
10.1.1. The parties may terminate this Agreement by
mutual written consent at any time prior to the Closing.
10.1.2. Karrington may terminate this Agreement as
provided in Article 9.
10.1.3. Any party may terminate this Agreement by
written notice to the others at any time prior to the Closing if (a)
any party other than the terminating party has breached any material representation, warranty or covenant in this Agreement, and the breach continues without cure for ten Business Days after notice of the breach from the terminating party, or (b) the Closing shall not have occurred on or before May 30, 1997, because of the failure of any condition to the terminating party's obligation to close the
Transaction.
10.2. Effect of Termination.
If the Agreement is terminated as provided in this Article
10, all rights and obligations of the parties shall cease immediately upon termination, except for any Liability of a party then in breach, and except for any obligations of the parties with respect to use or disclosure of Confidential Information.
ARTICLE 11
CONDITIONS TO OBLIGATION TO CLOSE
11.1. Conditions to Karrington's Obligation to Close.
The obligation of Karrington to consummate the
Transaction is subject to satisfaction in favor of Karrington or waiver by Karrington of the following conditions as of Closing:
11.1.1. The representations and warranties by the
Kensington-Minnesota Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date, except as provided with respect to the dates of financial statements under Section 5.2 and except for the date limitation concerning certain employee matters set forth in Subsection 5.16.1.
11.1.2. The Kensington-Minnesota Shareholders shall
have performed and complied in all material respects with all of their covenants set forth in this Agreement through the Closing.
11.1.3. No action, suit, or proceeding shall be pending
or, to the Knowledge of Rappaport, threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator, to which Kensington-Minnesota or any Kensington-Minnesota Shareholder is
a party or is threatened or expected to be made a party, or which is otherwise known to Rappaport, in which an unfavorable outcome would prevent the Closing, cause the Transaction to be rescinded in whole or in part after Closing, or adversely effect Karrington's right to own and operate Kensington-Minnesota after Closing, and no injunction, judgment, order, decree, ruling, charge or other holding having such an effect shall be in force.
11.1.4. Rappaport shall have delivered to Karrington
certificates in the form set forth on Exhibit 11.1.4A certifying that each of the conditions specified above in Sections 11.1.1 through
11.1.3 is satisfied as of the Closing Date, and each of the Kensington-Minnesota Shareholders shall have delivered to
Karrington a certificate in the form set forth on Exhibit 11.1.4B specifying that the representations and warranties made by each of them are true and correct in all material respects as of the Closing
Date.
11.1.5. The consent of  First Union shall have been
obtained as provided in Section 8.5.
11.1.6. Karrington shall have received the Updated Title
Commitment.
11.1.7. Kensington-Minnesota shall have executed and
delivered to Karrington and the title insurance company an affidavit certifying that: (a) there are no mortgages, judgment liens or other encumbrances of any nature whatsoever affecting the Property except as set forth in the Updated Title Commitment; (b) there are no rights of possession, use or otherwise, outstanding in third persons by reasons of unrecorded leases, land contracts, sale contracts, options or other documents, other than rights of any individual residing on the Real Estate pursuant to any Resident Agreement ("Resident") or as disclosed on Schedule 1.1.5; and (c)
no unpaid-for improvements have been made, or materials,
machinery or fuel delivered to the Real Estate preceding the
Closing Date, which might form the basis of a mechanic's lien upon the Real Estate (the "Title Insurance Affidavit").
11.1.8. The closings under each of the Acquisition
Agreements shall occur simultaneously with the Closing under this Agreement or in a sequence reasonably agreed upon by Parent,
Karrington, and Kensington-Minnesota;
11.1.9. The Rappaport Letter of Understanding shall
have been terminated.
11.1.10. The Audit shall have been completed and Ernst
& Young shall have issued an unqualified opinion in connection with Kensington-Minnesota's financial statements for the fiscal years ended December 31, 1994, 1995 and 1996, and the results of the Audit shall not require any material adjustments to the Kensington-Minnesota Financial Statements.
11.1.11. Karrington shall have received a written
opinion from Kensington-Minnesota's legal counsel in form and substance as set forth on Exhibit 11.1.11, dated as of the Closing
Date.
11.1.12. Kensington-Minnesota and the Kensington-
Minnesota Shareholders shall have taken all actions required of them in connection with the Transaction, and all certificates, opinions, instruments and other documents required for the
Transaction will be reasonably satisfactory in form and substance to Karrington and its legal counsel.
11.2. Conditions to Obligation of Kensington-Minnesota
Shareholders.
The obligation of the Kensington-Minnesota Shareholders
to consummate the Transaction is subject to satisfaction in favor of the Kensington-Minnesota Shareholders or waiver by the Kensington-Minnesota Shareholders of the following conditions as of Closing:
11.2.1. Karrington's representations and warranties set
forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on such date, except to the extent such representations and warranties are expressly made as of a specified date.
11.2.2. Karrington shall have performed and complied in
all material respects with all of its covenants set forth in this Agreement through the Closing.
11.2.3. No action, suit or proceeding shall be pending
or, to the Knowledge of Karrington, threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator to which Karrington is a party or is threatened or expected to be made a party, or which is otherwise known to Karrington in which an unfavorable outcome would prevent the Closing or cause the Transaction to be rescinded in whole or in part after Closing, and no injunction, judgment, order, decree, ruling, charge or other holding having such an effect shall be in force.
11.2.4. Karrington shall have delivered to Kensington-
Minnesota a certificate of its Chief Operating Officer and Chief Financial Officer in the form set forth on Exhibit 11.2.4 certifying that each of the conditions specified above in Sections 11.2.1 through 11.2.3 is satisfied in all respects.
11.2.5. The closing under the Acquisition Agreements
shall occur simultaneously with the Closing under this Agreement or in a sequence reasonably agreed upon by Parent, Karrington and Kensington-Minnesota.
11.2.6. Kensington-Minnesota shall have received from
Karrington's legal counsel a written opinion in form and substance as set forth on Exhibit 11.2.6, dated as of the Closing Date.
11.2.7. Karrington shall have taken all actions required
of it in connection with the Transaction, and all certificates, opinions, instruments and other documents required for the
Transaction shall be reasonably satisfactory in form and substance to Kensington-Minnesota and its legal counsel.
ARTICLE 12
CLOSING
12.1. Closing.
The closing of the Transaction (the "Closing") shall take
place at the offices of Bricker & Eckler, 100 South Third Street, Columbus, Ohio, on April 30, 1997 provided all conditions to the obligations of the parties to Closing as set forth in Article 11 are then satisfied, otherwise on a date mutually agreed upon by the parties but in no event later than May 30, 1997 (the "Closing
Date"). Closing shall be effective as of 11:59 p.m. local time on the Closing Date.
12.2. Deliveries by the Parties at Closing.
12.2.1. At Closing, (a) Karrington shall pay the cash
purchase price in accordance with Article 2, and (b) each party shall deliver to each other the various documents, instruments, certificates, and opinions required to be delivered at Closing under
Article 11.
12.2.2. Deliveries by Kensington-Minnesota shall
include the following:
a. The Title Insurance Affidavit;
b. Any well, private sewage, or septic system certificates
required by law or regulation, or which Karrington
reasonably believes are necessary or advisable;
c. The Title Policy;
d. All appropriate evidence of authorization for the
execution of this Agreement;
e. Consents reasonably satisfactory to Karrington from
the parties to the Contracts which require consent to the
Transaction and approvals satisfactory to Karrington from
all federal, state, and local governmental authorities and
private parties which require approval of the Transactions;
f. Certificates representing all of the issued and
outstanding Shares duly endorses for transfer or
accompanied by duly executed stock powers, sufficient to
transfer the Shares to Karrington;
g. The complete and correct corporate minute book,
stock transfer book, and other corporate records of
Kensington-Minnesota;
h. Possession of the original of all Contracts,
commitments, franchises, licenses, permits, or instruments
evidencing rights or obligations of Kensington-Minnesota
and its Business and possession of all of the assets of Kensington-Minnesota and all books, records, and other documents relating to Kensington-Minnesota and its
Business (all such books and records being open for
Karrington's inspection prior to Closing during reasonable
business hours);
i. The revocation by Kensington-Minnesota of all prior
bank borrowing or depository authorizations;
j. Resignations of the officers and directors of
Kensington-Minnesota as requested by Karrington; and
k. Such other documents as are otherwise required of Kensington-Minnesota by this Agreement.
12.2.3. Deliveries by Karrington shall include the
following:
a. All appropriate evidence of authorization for the
execution of this Agreement and all other agreements,
documents or instruments required to be executed by
Karrington or Parent;
b. Such other documents as are otherwise required by
Karrington or Parent by this Agreement; and
c. Releases satisfactory to Rappaport of personal
guarantees of the Mortgage Debt.
ARTICLE 13
POST-CLOSING COVENANTS
The parties agree as follows with respect to the period
following the Closing:
13.1. General.
Each party shall take such further action, and execute and
deliver such further instruments as any other party may reasonably request to carry out the purposes of this Agreement.
13.2. Litigation Support.
In the event of any action, suit, proceeding, hearing,
investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b)
any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Kensington-Minnesota, each party will make available its personnel, provide testimony and access to its books, and otherwise cooperate to the extent reasonably necessary or advisable without jeopardizing its own interests. Any such cooperation shall be at the expense of the contesting or defending party, except to the extent it is entitled to indemnification under Article 14.
13.3. Transition.
Kensington-Minnesota Shareholders shall take no action
intended to discourage any lessor, licensor, lessee, resident, customer, supplier or other business associate of Kensington-
Minnesota from maintaining the same business relationships with Kensington-Minnesota after the Closing as it maintained with Kensington-Minnesota prior to the Closing.
ARTICLE 14
INDEMNIFICATION
14.1. Meaning of Certain Terms.
14.1.1. In this Article, Kensington-Minnesota and the Kensington-Minnesota Shareholders are collectively referred to as the "Kensington Entities," and Karrington and Parent are
collectively referred to as the "Karrington Entities."
14.1.2. A party asserting a claim for indemnification
under this Article is referred to as the "Indemnified Party."  The party obligated to indemnify the Indemnified Party under this
Article is referred to as the "Indemnifying Party."
14.1.3. For purposes of this Article, a party shall be
deemed to have made a "misrepresentation" if any representation or warranty by or about it in this Agreement is untrue or otherwise does not conform to the standards for representations and
warranties set forth in this Agreement.
14.1.4. It is acknowledged and agreed that the
indemnification obligations of Klane under this Article shall pertain only to those covenants, representations, or warranties expressly made by him individually or in his capacity as a Kensington-
Minnesota Shareholder in this Agreement.  It is acknowledged and agreed that the indemnification obligations of Demmer under this
Article shall pertain only to those covenants, representations, or warranties expressly made by him individually or in his capacity as a Kensington-Minnesota Shareholder in this Agreement.
14.2. Survival of Representations and Warranties.
14.2.1. Except as provided in Section 14.7, the parties'
covenants, representations and warranties set forth in this
Agreement shall survive Closing and continue in full force and effect for a period of eighteen (18) months from and after Closing.
14.2.2. "Survival Period" means the eighteen (18)
month period set forth in Subsection 14.2.1 or the period described in Section 14.7, whichever applies.
14.2.3. In order to be eligible for indemnification under
this Article, the Indemnified Party must bring a claim for indemnification during the Survival Period.
14.3. Indemnification Obligations of the Kensington
Entities.
14.3.1. If any Kensington Entity breaches any covenant
or makes any misrepresentation in this Agreement, the Kensington-Minnesota Shareholders shall jointly and severally indemnify and hold harmless the Karrington Entities from and against all related Adverse Consequences, subject to the limitations set forth in
Sections 14.1.4, 14.5 and 14.6.
14.3.2. In addition, Rappaport shall indemnify and hold
harmless the Karrington Entities from and against all Adverse Consequences related to (a) any Liability for the unpaid Taxes of (i) Kensington-Minnesota relating to periods prior to the Closing Date or (ii) any other Person (as a transferee or successor, by contract, or otherwise) as a result of any action taken or not taken by Kensington-Minnesota prior to the Closing Date, or (b) any matter which is the subject of actual or threatened litigation, judicial order, administrative action, or any similar matter concerning Kensington-Minnesota (other than related to the enforcement of this Article) to the extent, but only to the extent, it is the result of any action taken or not taken by Kensington-Minnesota prior to the Closing Date, whether or not disclosed or required to be disclosed on any
Schedule to this Agreement.
14.4. Indemnification Obligations of Karrington and
Parent.
14.4.1. If any Karrington Entity breaches any covenant
or makes any misrepresentation in this Agreement, the Karrington Entities shall jointly and severally indemnify and hold harmless the Kensington-Minnesota Shareholders from and against all related
Adverse Consequences, subject to the limitations set forth in
Section 14.5 and 14.6.
14.4.2. The Karrington Entities shall indemnify and hold
harmless the Kensington Minnesota Shareholders from and against all Adverse Consequences arising from or in connection with Kensington-Minnesota after the Closing Date, except to the extent that any or all of the Kensington-Minnesota Shareholders are required to indemnify the Karrington Entities in respect thereof under this Article.
14.5. Basket Amount.
14.5.1. Except as provided in Section 14.7, the
Kensington-Minnesota Shareholders shall have no obligation to indemnify the Karrington Entities under this Article unless and until the Karrington Entities have suffered Adverse Consequences giving rise to a right of indemnification under this Article of at least Thirty Thousand Dollars ($30,000.00) in the aggregate (the "Basket
Amount"), and then only as to the amount by which aggregate
claims by the Karrington Entities exceed the Basket Amount.
14.5.2. Except as provided in Section 14.7, the
Karrington Entities shall have no obligation to indemnify the Kensington-Minnesota Shareholders under this Article unless and until the Kensington-Minnesota Shareholders have suffered
Adverse Consequences giving rise to a right of indemnification under this Article in the aggregate of at least the Basket Amount (except with respect to Mortgage Debt as to which the Basket
Amount shall not apply); and then only as to the amount by which aggregate claims by the Kensington-Minnesota Shareholders exceed the Basket Amount.
14.6. Limitation on Recovery.
14.6.1. Except as provided in Section 14.7, the
aggregate obligation of the Karrington Entities to indemnify the Kensington-Minnesota Shareholders under this Article shall be limited to Three Hundred Thousand Dollars ($300,000.00) (the
"Indemnity Cap").
14.6.2. Except as provided in Section 14.7, the
aggregate obligation of the Kensington-Minnesota Shareholders to indemnify the Karrington Entities under this Article shall be limited to the Indemnity Cap.
14.7. Liability for Certain Claims.
The limitations set forth in Sections 14.5 and 14.6 shall not apply to any claim for indemnification (a) if the Indemnifying Party had actual conscious awareness as of Closing of the breach or misrepresentation giving rise to the claim for indemnification by the Indemnified Party, (b) by the Karrington Entities under Subsection 14.3.2, or (c) by the Kensington-Minnesota Shareholders under
Subsection 14.4.2.  The aggregate obligation of the Karrington
Entities to indemnify the Kensington-Minnesota Shareholders for all such indemnity claims shall be limited to the purchase price
(provided that such limitation shall not apply to any claims related to the Mortgage Debt), and the Kensington-Minnesota
Shareholders' aggregate obligation to indemnify the Karrington
Entities for all such indemnity claims shall be limited to the purchase price.  The Survival Period for any such indemnity claim shall be the greater of the eighteen (18) month period set forth in
Section 14.2.1 or the period set forth in the statute of limitations under applicable law.
14.8. Extent of Indemnification.
The right to indemnification under this Article shall extend to Adverse Consequences incurred through and after the date of the claim for indemnification.
14.9. Right of Set-Off.
If the Karrington Entities suffer Adverse Consequences as a
result of a breach or misrepresentation by the Kensington Entities under this Agreement, the Karrington Entities may, in their
discretion, apply the actual dollar amount of any such Adverse Consequences as a set-off against any liability or obligation they may have under this Agreement.
14.10. Remedies.
The rights of indemnification set forth in this Article shall be the parties' sole and exclusive remedy with respect to claims relating to this Agreement except with respect to actions for specific performance under Section 15.14 or claims relating to Intellectual Property, Confidential Information, and also except to the extent this Agreement provides Karrington with a right of insurance recovery (for example, and not in limitation, as provided in Sections 9.1 and 9.2), or where it otherwise reasonably appears that irreparable harm may occur or a remedy in damages may be inadequate. In furtherance of the foregoing, each of the parties, to the fullest extent permitted by applicable law, waives any and all rights, claims and causes of action that it may have against each of the other parties in connection with any such claims arising under or based upon any federal, state or local statute, law, ordinance, rule or regulation of, arising under or based upon common law or
otherwise, except to the extent provided in this Article.
14.11. Notice.
An Indemnified Party shall assert a claim for indemnification under this Article by notifying the Indemnifying Party in writing of its claim.
14.12. Matters Involving Third Parties.
14.12.1. If any Person other than a party to this
Agreement (a "Third Party") asserts a right or claim which may give rise to a claim for indemnification under this Article (a "Third Party Claim"), any party having Knowledge of the matter shall promptly notify the other parties of the matter; provided that any delay by the Indemnified Party in providing notice shall not affect the right of indemnification unless the Indemnifying Party's rights and interests under this Article or otherwise have been materially prejudiced by the delay.
14.12.2. An Indemnifying Party may defend an
Indemnified Party against any Third Party Claim giving rising to a right of indemnification under this Article provided (a) the Indemnifying Party notifies the Indemnified Party in writing within fifteen days after receipt of the notice required under this Section that the Indemnifying Party will indemnify the Indemnified Party as required by this Article, (b) the Indemnifying Party provides the Indemnified Party with reasonable evidence that the Indemnifying
Party will have the financial resources to both undertake the defense and fulfill its indemnification obligations, (c) the Third
Party Claim involves only money damages and does not seek
equitable relief which might be materially adverse to the
Indemnified Party's continuing business, (d) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the
continuing business interests of the Indemnified Party, and (e) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. The Indemnifying Party's choice of legal counsel for a defense under this Subsection 14.12.2 shall be reasonably satisfactory to the Indemnified Party.
14.12.3. At any time an Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with
Section 14.12.2, the Indemnified Party may retain separate co-
counsel at its own expense and participate in the defense. If both the Indemnifying Party and the Indemnified Party are participating in the defense, neither may consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the other's prior written consent, which shall not be withheld unreasonably.
14.12.4. If, however, at any time an Indemnifying Party
is conducting the defense of the Third Party Claim but not in accordance with Section 14.12.2, the Indemnified Party may
conduct its own defense and may consent to the entry of any
judgment or enter into any settlement with respect to the Third
Party Claim in any manner it may reasonably determine with the consent of the Indemnifying Party, which shall not be unreasonably withheld, in which case the Indemnifying Party shall promptly and at reasonable intervals periodically reimburse the Indemnified Party for the costs of its defense (including reasonable attorneys' fees).
An Indemnified Party's action under this Section 14.12.4 shall not affect its right of indemnification under this Article.
ARTICLE 15
MISCELLANEOUS PROVISIONS
15.1. Expenses.
Kensington-Minnesota Shareholders and Karrington share
equally all expenses (including the costs of the Audit and the opinion of Ernst & Young with respect to such Audit, the Surveys, the Title Commitment, Updated Title Commitment and Title Policy,
the Environmental Audit, but excluding any financing costs of Karrington) incurred in connection with this Agreement and the Transaction, except as provided in Article 14 or as otherwise specifically provided to the contrary in this Agreement, and except that each party shall bear its own attorneys' fees.
15.2. Press Releases and Public Announcements.
No party shall issue any press release or make any public
announcement relating to this Agreement or the Transaction prior to the Closing without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by applicable law, in which case the disclosing party shall advise the other party and consult with the legal counsel of such other party prior to making the disclosure.
15.3. No Third-Party Beneficiaries.
This Agreement shall not confer any rights or remedies on
any Person other than the parties and their respective successors and permitted assigns.
15.4. Entire Agreement.
Except as provided in Section 8.12.3, this Agreement
constitutes the entire agreement among the parties concerning its subject matter and supersedes all other understandings, agreements, or representations by or among the parties, written or oral, to the extent they relate in any way to its subject matter (including the letter of intent dated November 12, 1996 by and between
Karrington Operating Company, Inc. and KMGI).
15.5. No Merger.
All warranties, representations and covenants contained
herein shall survive the Closing as provided herein.
15.6. Succession and Assignment.
This Agreement shall bind and benefit the parties and its
respective successors and permitted assigns. No party may assign either this Agreement or any rights, interests, or obligations arising under it without the prior written approval of all parties; provided, however, that Karrington may assign all or any portion of its interest in this Agreement to one or more of its Affiliates without the consent of Kensington-Minnesota or the Kensington-Minnesota
Shareholders.
15.7. Headings.
The section headings contained in this Agreement are
inserted for convenience only and shall not affect the meaning or interpretation of this Agreement.
15.8. Notices.
All notices, requests, demands, claims, and other
communications under this Agreement shall be in writing and, shall be deemed duly given two days after being deposited postage
prepaid, registered or certified, return receipt requested, in the United States Mail, addressed to the intended recipient as set forth below:
      If to Kensington-Minnesota:
Jon D. Rappaport
Vice President
Kensington Cottages Corporation of Minnesota
1500 South Highway 100, Suite 200
Golden Valley, MN  55416

      If to Rappaport:
Jon D. Rappaport
Kensington Cottages Corporation of Minnesota
1500 South Highway 100, Suite 200
Golden Valley, MN  55416

      If to Klane:
Murray Klane
7380 France Avenue
Suite 250
Edina, MN 55435
      If to Demmer:
Michael Demmer
1660 South Highway 100
Suite 122
St. Louis Park, MN 55416

      If to Kensington-Minnesota, Rappaport, Klane or
Demmer, copy to:
David M. Vander Haar, Esq.
Faegre & Benson LLP
2200 Norwest Center
90 South Seventh Street
Minneapolis, MN 55402-3901

      If to Karrington or Parent:
Alan B. Satterwhite
COO and CFO
Karrington Operating Company, Inc.
919 Old Henderson Rd.
Columbus, OH 43220

      Copy to:
Charles H. McCreary, Esq.
Bricker & Eckler
100 South Third Street
Columbus, OH  43215-4291

Any party may send any notice, request, demand, claim, or other communication to the intended recipient using other means, including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail, in which case the notice, request, demand, claim or other communication shall be deemed duly given when actually received by the intended recipient.
Any party may change its address of record for purposes of this
Section 15.8 by giving the other parties written notice in the manner set forth in this section.
15.9. Governing Law.
This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota without giving effect to any choice or conflict of law provision or rule (whether of the State of Minnesota or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Minnesota.
15.10. Amendments and Waivers.
This Agreement may be amended only by a writing signed by all parties. No waiver by any party of any provision, default, or breach of this Agreement, whether intentional or not, shall be deemed to extend to any other provision, default, or breach or to the same provision, default or breach on another occasion.
15.11. Severability.
If any term or provision of this Agreement is determined by a court of competent jurisdiction or in binding arbitration to be invalid or unenforceable, that finding shall not affect the validity or enforceability of the remaining terms and provisions.
15.12. General Rules of Construction.
The parties have participated jointly in negotiating and drafting this Agreement. If a question concerning intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all related rules and regulations unless the context requires otherwise. Each representation, warranty and covenant shall have independent significance, and if any party has breached any of them in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter which the party has not breached shall not detract from or mitigate the fact that the party is in breach.
15.13. Incorporation of Annexes, Exhibits, and Schedules.
The Annexes, Exhibits, and Schedules identified in this Agreement are incorporated into this Agreement by this reference.
15.14. Specific Performance.
Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with its specific terms or otherwise are breached. Accordingly, the non-breaching party shall be entitled to appropriate injunctive relief, including specific performance in any action instituted in any court of the United States or any of the fifty states having jurisdiction over the parties and the matter, in addition to any other remedy to which it may be entitled under this Agreement or otherwise.
15.15. Forum.
Except as provided in Section 15.14, the forum for legal action concerning this Agreement and the Transaction shall be the appropriate court in the State of Minnesota, and the parties agree to in personam jurisdiction for that purpose.
(Remainder of Page Blank)


IN WITNESS WHEREOF, the parties have executed this
Agreement to be effective on the date indicated above.
KENSINGTON
COTTAGES
CORPORATION OF
AMERICA
By:
      Alan B. Satterwhite
Its:  COO and CFO

KARRINGTON HEALTH,
INC.
By:
      Alan B. Satterwhite
Its:  COO and CFO

KENSINGTON
COTTAGES
CORPORATION OF
MINNESOTA
By:
      Jon D. Rappaport
Its:  President

KENSINGTON-
MINNESOTA
SHAREHOLDERS

Jon D. Rappaport


Murray Klane


Michael Demmer



ANNEX A
TO
STOCK PURCHASE AGREEMENT
DEFINITIONS
Transactional Terms.
The following transactional terms used in this Agreement
are defined in the Sections of this Agreement identified below:
Term  Section Containing
Definition
Acquisition Agreements
1.3

Assets
1.1.1

Audit
8.3

Basket Amount
14.5

Closing
12.1

Closing Date
12.1

Contracts
1.1.11

Current Asset Spread
2.1

Data Processing Systems
5.20

Deeds
7.1

Environmental Audit
7.7

Employee Accruals
1.1.9

Equipment Leases
1.1.12

First Union
Improvements
8.5
1.1.3

Indemnity Cap
14.6

Karrington
Preamble

Karrington Entities
14.1

Kensington Cottages of Buffalo I & II
Recitals

Kensington-Minnesota
Preamble

Kensington-Minnesota Financial
Statements
5.2

Kensington-Minnesota Permits
5.10.3

Kensington-Minnesota Shareholders
Preamble

Kensington-Minnesota Shares
4.7

KMGI
1.3

Land
1.1.2

Material Adverse Effect
5.3

Mortgage Debt
5.10.1

Most Recent Financial Statements
5.2

Most Recent Fiscal Month End
5.2

Most Recent Fiscal Year End
5.2

Motor Vehicles
1.1.14

Parent
Preamble

Permitted Encumbrances
7.3

Personal Property
1.1.5

Property
1.1.6

Purchase Price
2.1

Rappaport Letter of Understanding
8.2

Real Estate
1.1.4

Resident
11.1.7

Resident Agreements
1.1.10

Service Employees
1.1.8

Services
1.1.7

Software Licenses
1.1.13

Surveys
7.5

Title Commitment
7.1.1

Title Insurance Affidavit
11.1.7

Title Policy
7.1.2

Transaction
Recitals

Updated Title Commitment
7.1.2

Vehicle Financing
1.1.16

Vehicle Leases
1.1.15


Miscellaneous Terms
Adverse Consequences means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.
Affiliate has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
Basis means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.
Business refers to a party's business as presently conducted and as presently proposed to be conducted.
Business Day shall mean any day on which banks are open to conduct business in Minneapolis, Minnesota.
Confidential Information means information in whatever form, including without limitation information which is written, electronically stored, orally transmitted, or memorized, which is of commercial value to a party's Business, including any idea, knowledge, know-how, process, system, formula, composition, method, technique, research and development, drawing, design, specification, technology, software, technical information, trade secret, trademark, copyrighted material, reports, records, documentation, data, customer or supplier lists, pricing or cost information, tax or financial information, business or marketing plan, proposal, strategy, or forecast; provided, that Confidential Information does not include information which is or becomes generally known within a party's industry through no act or omission by any other party or which is or becomes generally known to the public or otherwise is required to be made public by state or federal law; further provided, however, that the compilation, manipulation, or other exploitation of generally known information may constitute Confidential Information.
Environmental, Health and Safety Laws means the
Comprehensive Environmental Response, Compensation and
Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended through the date hereof, together with all other laws (including rules, regulations, codes, judgments, orders, decrees, rulings, and changes thereunder), of federal, state, local, and foreign governments (and all agencies thereof) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.
Extremely Hazardous Substance has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-
Know Act of 1986, as amended.
GAAP means United States generally accepted accounting principles in effect from time to time.
Governing Documents means, as to any Person, the articles or certificate of incorporation, code of regulations, and bylaws if the Person is a corporation; the partnership agreement and partnership certificate if the Person is a partnership; or the operating agreement if the Person is a limited liability company; and any other documents relating to and establishing or governing the existence and legal operation of any Person of any type or nature, each as amended.
Intellectual Property means: (a) all inventions, whether patentable or unpatentable and whether or not reduced to practice, all improvements to any such inventions, and all patents, patent applications, and patent disclosures, together with all related reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all related translations, adaptations, derivations, and combinations, including all associated goodwill, and all applications, registrations, and renewals in connection with the same; (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection with the same, (d) all mask works and all applications, registrations, and renewals in connection with the same, (e) all computer software, data, and related documentation,
(f) all other proprietary rights, and (g) all copies and tangible embodiments of the foregoing, in whatever form or medium.
Knowledge means actual knowledge or knowledge which could be reasonably obtained by inquiry and investigation within the scope of a Person's normal operations, duties, or responsibilities. Liability means any liability, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, including any liability for Taxes.
Ordinary Course of Business means the ordinary course of business consistent with past custom and practice.
Party, unless the context indicates otherwise, includes a party's Subsidiaries and Affiliates.
Person means any individual, partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization, governmental or quasi-governmental entity (or any governmental department, agency, or political subdivision), or any other form of legal entity or enterprise.
Security Interest means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money. Security Interest does not include any protective filing by a lessor of any of the Assets.
Subject to Equitable Principles means subject, as to enforcement of remedies, to bankruptcy, reorganization, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally and to general equitable principles.
Subsidiary means any corporation with respect to which a specified Person or its Subsidiary owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
Tax Terms
Code means the Internal Revenue Code of 1986, as amended.
Tax means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. Tax Return means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment.
Employee Benefits and ERISA Terms
Employee Benefit Plan means any (a) Employee Welfare
Benefit Plan or other material fringe benefit plan or program, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension
Benefit Plan (including any Multiemployer Plan), or (d) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan.
Employee Pension Benefit Plan has the meaning set forth in ERISA Section 3(2).
Employee Welfare Benefit Plan has the meaning set forth in ERISA Section 3(1).
ERISA means the Employee Retirement Income Security
Act of 1974, as amended.
Fiduciary has the meaning set forth in ERISA Section
3(21).
Multiemployer Plan has the meaning set forth in ERISA
Section 3(37).
Prohibited Transaction has the meaning set forth in ERISA
Section 406 and Code Section 4975.